EXHIBIT 5.1

RICHARD BYRON PEDDIE, P.C. a Colorado professional corporation 1601 Flemming Drive Longmont, Colorado 80501
RICHARD BYRON PEDDIE
ADMITTED: CA, CO, FL
Tel.:303.444.5447 Fax: 501.639.6038 lawstudios@comcast.net

Law StudiosSM

November 13, 2008

Charter Corporate Services, Inc.
1015 N. Lake Avenue, Suite 306
Pasadena, CA 91104

          Re: Charter Corporate Services, Inc.

Ladies/Gentlemen:

          I have been retained as special counsel by Charter Corporate Services, Inc., a Colorado corporation (“Company”), in connection with the preparation of a registration statement on Form S-1 (“Registration Statement”). The purpose of the Registration Statement is to comply with the United States Securities Act of 1933, as amended, in connection with a proposed public offering by selling shareholders of up to three million shares of the Company’s no-par common stock (“Shares”), at an offering price of $0.10 per share. Half of the Shares are already issued and outstanding and in the hands of existing shareholders. The other half of the Shares have not been issued, but may issue by September 10, 20010, if existing shareholders exercise warrants that they hold. The Registration Statement will be filed with the United States Securities and Exchange Commission.

          You have asked me to render my opinion as to the matters hereinafter set forth.

          In rendering the opinion set forth below, I limited the scope of my review to the following documents: (a) the Registration Statement and attached exhibits; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as I have deemed relevant. In the examination, I have assumed that all signatures submitted are genuine, that all original documents submitted are genuine, and that any copies submitted conform to the corresponding originals. I have made no independent verification of the factual matters set forth in such documents or certificates. In addition, I have made such other examinations of law and fact as I deemed relevant in order to form a basis for this opinion.

          Based upon and subject to the foregoing, I am of the opinion that:

Charter Corporate Services, Inc.

November 13, 2008

1.	The Company is a corporation duly organized and validly existing under the laws of Colorado;

2.

The Shares to be sold in this transaction that are issued and outstanding were duly authorized and legally issued as fully paid and non-assessable under the corporate laws of the State of Colorado, including all applicable statutory provisions of the Colorado Constitution, and reported judicial decisions interpreting the laws currently in effect; and

3.

Any shares to be sold in this transaction upon exercise of any outstanding warrants (including payment of all consideration due thereunder) will be duly authorized and legally issued, fully paid and non-assessable under the corporate laws of the State of Colorado, including all applicable statutory provisions of the Colorado Constitution, and reported judicial decisions interpreting the laws currently in effect.

          This opinion is limited to the matters expressly stated above. No opinion is to be inferred or implied beyond what is stated above. I disclaim any obligation to make any inquiry after today’s date or to advise you of any changes in any matter set forth herein, whether based on a change in law or fact.

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.

Very truly yours,
RICHARD BYRON PEDDIE, P.C.

/s/ Richard Byron Peddie

By: Richard Byron Peddie
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